Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Planar Systems, Inc. and Subsidiaries

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Planar Systems, Inc. and subsidiaries of our report dated October 18, 2004 relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 24, 2004 and September 26, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 24, 2004, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

March 30, 2005